Exhibit (a)(1)(K)

James A. Matarese 617.570.1865 jmatarese@ goodwinprocter.com	Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109 T: 617.570.1000 F: 617.523.1231

November 30, 2005

VIA EDGAR AND FEDERAL EXPRESS

Mr. Whitney F. Miller, Esq.

Stinson Morrison Hecker LLP

1202 Walnut Street, Suite 2900

Kansas City, MO 64106

Re:	Tower Properties Company

Schedule TO-T filed November 8, 2005

By Mercury Real Estate Advisors LLC

Mercury Special Situations Fund LP

Mercury Special Situations Offshore Fund, Ltd.

David R. Jarvis

and Malcolm F. MacLean IV

Dear Mr. Miller:

We have reviewed the disclosure contained in the Schedule 14D-9 filed with the Securities and Exchange Commission (the “Commission”) by Tower Properties Company (the “Company”) on November 21, 2005 in response to the offer to purchase shares of common stock of the Company made by Mercury Real Estate Advisors LLC, et al. (“Mercury”) pursuant to a Schedule TO filed with the Commission on November 8, 2005. In this regard, we note the disclosure that appears as the last sentence of the first full paragraph on page 4 of the Schedule 14D-9, which states that “Mercury has confirmed to Tower through its legal counsel that the Split Transaction would not prevent any of the conditions to the Tender Offer from being satisfied.” This statement is overly broad. The condition states, in relevant part, that prior to expiration of the offer the Company or any of its subsidiaries shall not have “(A) split, combined or otherwise changed, or established a record date or stockholder meeting date for a proposed split, combination or other change of, the Common Stock or its capitalization...”. We understood from our conversation with you that the Company has not yet established a date on which to hold a meeting of its shareholders to consider the Split Transaction and as such failure of the condition has not been triggered at this time.

If you should have any questions, please do not hesitate to contact me at (617) 570-1865 or by facsimile at (617) 523-1231.

Very truly yours,

/s/ James A. Matarese

James A. Matarese, Esq.

cc:	David R. Jarvis

Mercury Real Estate Advisors LLC